Exhibit 99.1

CEA Industries Inc. Signs Agreement to Acquire Leading Canadian Vape Retailer and Manufacturer, Fat Panda Ltd.

Louisville, Colorado, February 12, 2025 – CEA Industries Inc. (NASDAQ: CEAD, CEADW) (“CEA Industries” or the “Company”), today announced that it has signed an agreement to acquire Fat Panda Ltd. (“Fat Panda”), a leading Canadian retailer and manufacturer of nicotine vape products, for an aggregate purchase price of CAD $18 million (USD $12.6 million) payable at closing. The Company will pay the purchase price with a combination of cash, CEA Industries common shares, and seller and bank debt. The structure of this accretive acquisition is designed to have minimal dilution to CEA Industries’ shareholders.

Fat Panda is central Canada’s largest retailer and manufacturer of e-cigarettes, vape devices and e-liquids, with a market share exceeding 50% in the region. The company operates 33 retail locations, including 29 Fat Panda stores and four Electric Fog vape outlets, in the provinces of Manitoba, Ontario and Saskatchewan. Fat Panda also serves a wide range of customers through its online e-commerce platform. Its retail footprint is complemented by a comprehensive portfolio of products, including its own line of premium e-liquids manufactured in-house, along with a robust portfolio of trademarks and intellectual property.

Since its inception in 2013, Fat Panda has established a strong foundation that has fueled its growth in the vape industry and has positioned the Company for sustained expansion. By strategically locating retail stores in high-traffic areas and developing a robust e-commerce platform, Fat Panda has achieved broad market reach and customer accessibility. Its in-house product development also enables a diverse and cost-effective product portfolio that adapts to evolving consumer preferences. Additionally, Fat Panda benefits from strong supplier partnerships and management expertise in navigating complex regulatory frameworks, which reinforces its operational resilience and compliance. Given the continuity of management at Fat Panda, combined with the leadership and financial strength of CEA Industries, the Company believes Fat Panda is well positioned for continued success and further growth and profitability.

“CEA Industries has long been active in the Canadian market, and we are pleased to take the next step in our evolution with this acquisition of Fat Panda, marking our entrance into the high-demand Canadian vape industry,” said Tony McDonald, Chairman and CEO of CEA Industries. “Fat Panda’s market leadership in central Canada, supported by its network of 33 stores and a vertically integrated product portfolio, reflects a solidified business with strong fundamentals and a proven track record of double-digit revenue growth, consistent profitability, and positive cash flow. By combining our expertise and resources with Fat Panda’s established operations, we plan to accelerate its expansion and deepen its presence in the Canadian market to create long-term, sustainable value for our shareholders.”

CEA Industries plans to leverage its balance sheet and the market position of Fat Panda to support the strategic expansion of Fat Panda’s retail and wholesale operations. This includes acquiring additional store locations and launching de novo stores, allowing the Company to reach untapped markets and improve accessibility for its customers. Further, CEA Industries intends to scale Fat Panda’s manufacturing operations, which produce house-brand and white-label vape products for other retailers. The Company believes these strategic initiatives will enable it to build on Fat Panda’s solid foundation, accelerate growth, and enhance profitability and operational excellence.

The acquisition will continue the employment of the current management and of the production and retail staff, for the uninterrupted, continuous operations of the business. Certain of the senior management persons will enter into employment agreements for their continued employment after the closing of the acquisition.

The Company expects to complete the acquisition in the first half of 2025, subject to certain customary closing conditions described below.

For more information, please reference the Company’s 8-K filed today, February 12, 2025, with the Securities and Exchange Commission.

Acquisition Disclaimers

Completion of the acquisition is subject to a number of conditions, which include the preparation of the Fat Panda companies and delivery of audited and unaudited interim consolidated financial statements, satisfaction of the financial condition of Fat Panda, completion of due diligence by the Company, receipt of all necessary government approvals and licenses, and continuation and reformation of the various retail location leases. Completion is also subject to the Company obtaining financing for a portion of the cash purchase price. The acquisition agreement also provides for the selling persons to make representations and warranties and undertake certain covenants about many aspects of the business of Fat Panda that shall be true and correct and performed at or prior to closing. The representations, warranties and covenants are those that are typical in relation to the acquisition of an operating business. The Company has also made certain representations, warranties and covenants, the principal one of which is to obtain financing for a part of the purchase price, which if not obtained will permit the Company to terminate the purchase agreement.

About CEA Industries Inc.

CEA Industries Inc. (www.ceaindustries.com) provides a suite of complementary and adjacent offerings to the controlled environment agriculture industry. The Company’s comprehensive solutions, when aligned with industry operators’ product and sales initiatives, support the development of the global ecosystem for indoor cultivation.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to CEA’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Investor Contact:

Sean Mansouri, CFA

Elevate IR

info@ceaindustries.com

(720) 330-2829